EXHIBIT 99.1

Contacts:

Investor Relations

Kate Murray

Infinity Pharmaceuticals, Inc.

617-453-1179

Media Relations

Chris Erdman

MacDougall Biomedical Communications

781-235-3060

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FULL-YEAR 2013 FINANCIAL RESULTS

- Phase 2 Study, DYNAMOTM, in Patients with Refractory iNHL Under Way -

- Phase 3 Study, DUOTM, in Patients with Relapsed/Refractory CLL Under Way -

- Planned Initiation of Phase 3 Study, DYNAMO+R, in Patients with Relapsed iNHL and Phase 2 Study in Treatment-Naïve Patients with iNHL -

- Topline Data Expected from Phase 2 Studies of IPI-145 in Rheumatoid Arthritis and Asthma –

- Company Secures Access to $100 Million Debt Facility –

Cambridge, Mass. – February 25, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) announced today its full-year 2013 financial results, a $100M debt facility and ongoing progress with IPI-145, the Company’s oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma.

“Throughout 2013, Infinity made significant progress with IPI-145, demonstrating broad activity and tolerability across multiple hematologic malignancies,” commented Adelene Q. Perkins, Infinity’s chair and chief executive officer. “Based on the highest monotherapy response rate yet reported with any targeted drug in iNHL, our goal is to establish IPI-145 as the best available treatment in iNHL with broad potential in a number of other hematological malignancies.”

Recent Infinity pipeline highlights include:

•	Reported encouraging Phase 1 clinical data, which build on the clinical activity and tolerability profile of IPI-145, at the 55th Annual Meeting of the American Society for Hematology (ASH):

•	Infinity reported Phase 1 data of IPI-145 monotherapy in patients with relapsed or refractory indolent non-Hodgkin lymphoma (iNHL), demonstrating that IPI-145 was generally well tolerated and clinically active, with an overall response rate (ORR) of 73 percent, including three complete responses, among 15 patients receiving IPI-145 dosed at ≤ 25 mg twice daily (BID). Data also showed that 53 percent of patients remained progression free for over one year. These data support the clinical rationale for DYNAMOTM, the ongoing Phase 2 study of IPI-145 in patients with refractory iNHL.

•	Additionally, the Phase 1 study of IPI-145 for the treatment of chronic lymphocytic leukemia (CLL) showed that IPI-145 was generally well tolerated and highly active in patients with relapsed/refractory CLL, including a nodal response rate of 89 percent and an ORR of 48 percent as defined by the International Workshop on Chronic Lymphocytic Leukemia (IWCLL) criteria[1], with one complete response and 12 partial responses among 27 patients receiving IPI-145 at doses ≤ 25 mg BID. Onset of activity was rapid, with the majority of responses occurring in less than two months. These data support the clinical rationale for DUOTM, Infinity’s Phase 3 monotherapy study in patients with relapsed/refractory CLL, which is currently enrolling.

•	Early Phase 1 data in aggressive non-Hodgkin lymphoma (aNHL) and preclinical data in diffuse large B-cell lymphoma (DLBCL) were also reported. Phase 1 data in 14 patients with aNHL showed that IPI-145 led to a reduction in adenopathy (decrease in the size of lymph nodes) in three of eight patients with DLBCL and, notably, two of three patients with Richter transformation. A partial response in one of three patients with transformed follicular lymphoma was also reported. IPI-145 was generally well tolerated.

•	Reported updated Phase 1 data of IPI-145 in T-cell malignancies at the 6th Annual T-Cell Lymphoma Forum in January: Infinity reported encouraging updated data from its ongoing Phase 1 study of IPI-145 in patients with relapsed/refractory T-cell lymphoma. Preliminary data showed that IPI-145 was generally well tolerated and clinically active in patients with T-cell lymphoma, with an ORR of 38 percent, including one complete response and nine partial responses among 26 patients evaluable for response. Among the 11 patients with peripheral T-cell lymphoma (PTCL) evaluable for activity, IPI-145 led to one complete response and five partial responses, for an ORR of 55 percent. Among the 15 patients with cutaneous T-cell lymphoma (CTCL) evaluable for activity, treatment with IPI-145 led to four partial responses, for an ORR of 27 percent. Stable disease was observed in seven patients with CTCL.

•	Initiated DYNAMO, a Phase 2 study of IPI-145 for the treatment of iNHL: Based on the clinical activity seen in Phase 1, Infinity initiated DYNAMO, a Phase 2 study evaluating the safety and efficacy of IPI-145 in approximately 120 patients with iNHL whose disease is refractory to radioimmunotherapy or to both rituximab and chemotherapy, and who have progressed within six months of receiving their last therapy. The primary endpoint of the study is response rate according to the International Working Group criteria.

•	Initiated DUO, a Phase 3 study of IPI-145 for the treatment of CLL: Based on the encouraging Phase 1 data in CLL, Infinity initiated DUO, a Phase 3 randomized trial that is designed to evaluate the safety and efficacy of IPI-145 dosed at 25 mg BID compared to ofatumumab in approximately 300 patients with relapsed or refractory CLL. The primary endpoint of the study is progression-free survival.

2014 Development Milestones

Infinity anticipates achieving the following development milestones in 2014:

IPI-145 in Hematologic Malignancies

•	Initiate DYNAMO+R, a Phase 3 study in combination with rituximab in patients with relapsed iNHL

•	Initiate a Phase 2 study in treatment-naïve patients with iNHL

•	Initiate at least one additional clinical trial

IPI-145 in Inflammation

•	Report topline data from ASPIRA, a Phase 2 study in patients with moderate-to-severe rheumatoid arthritis

•	Report topline data from the Phase 2a study in patients with mild, allergic asthma

PI3K Pipeline Expansion

•	Announce development strategy for IPI-443

Full-Year 2013 Financial Results and 2014 Debt Facility

Infinity announced today that the Company has entered into an agreement with affiliates of Deerfield Management Company, L.P., a leading healthcare investment organization and Infinity shareholder, to provide Infinity with a $100 million debt facility. Infinity has the right to draw down on the facility in $25 million increments at any time over the next 12 months but is under no obligation to do so.

“This financing facility provides Infinity with important flexibility as we execute on our strategic development plan, including advancing IPI-145 in potential registration studies,” stated Larry Bloch, executive vice president, chief financial officer and chief business officer of Infinity.

•	At December 31, 2013, Infinity had total cash, cash equivalents and available-for-sale securities of $214.5 million, compared to $326.6 million at December 31, 2012, and $250.9 million at September 30, 2013.

•	Infinity did not record any revenue in 2013. In 2012, revenue consisted of $47.1 million related to research and development (R&D) revenue from Infinity’s previous strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited.

•	R&D expense for full-year 2013 was $99.8 million, compared to $118.6 million for 2012. The decrease in R&D expense in 2013 compared to 2012 was primarily due to the conclusion of clinical development activities associated with the company’s Hsp90 and Hedgehog pathway programs, as well as decreased milestone payments to Millennium: The Takeda Oncology Company for IPI-145 and IPI-443, partially offset by higher clinical development expenses for IPI-145.

•	General and administrative expense was $27.9 million for both the full-year 2013 and 2012.

•	Net loss for full-year 2013 was $126.8 million, or a basic and diluted loss per common share of $2.64, compared to $54.0 million, or a basic and diluted loss per common share of $1.70 for 2012.

Conference Call Information

Infinity will host a conference call on Tuesday, February 25, 2014, at 8:30 a.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: its program goals for 2014, including the timing and type of data and updates from, as well as progress in, clinical trials of its PI3K program, its plans to initiate additional clinical trials in its PI3K program, and plans to announce a development strategy for IPI-443; its ability to execute on its plans and strategies; and the therapeutic potential of IPI-145 and PI3K inhibition. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; general economic and market conditions; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

[1]	Halleck M et al. (2008) Guidelines for the diagnosis and treatment of chronic lymphocytic leukemia: A report from the International Workshop on Chronic Lymphocytic Leukemia updating the National Cancer Institute – Working Group 1996 Guidelines. Blood 111: 5446-5456.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2013	December 31, 2012

Cash, cash equivalents and available-for-sale securities, including long term	$214,468	$326,635
Other current assets	11,055	3,731
Property and equipment, net	4,010	4,079
Other long-term assets	1,177	1,215

Total assets	$230,710	$335,660

Current liabilities	$22,206	$18,663
Due to Millennium, less current portion	6,456	6,252
Other long-term liabilities	773	540
Total stockholders’ equity	201,275	310,205

Total liabilities and stockholders’ equity	$230,710	$335,660

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Collaborative research and development revenue from Purdue entities	$—	$—	$—	$47,114

Operating expenses:
Research and development	26,592	40,016	99,760	118,595
General and administrative	6,492	7,110	27,916	27,882

Total operating expenses	33,084	47,126	127,676	146,477
Gain on termination of Purdue entities alliance	—	—	—	46,555

Loss from operations	(33,084)	(47,126)	(127,676)	(52,808)

Other income (expense):
Interest expense	—	—	—	(1,908)
Income from Massachusetts tax incentive award	—	—	—	193
Interest and investment income	159	142	896	559

Total other income (expense)	159	142	896	(1,156)

Net loss	$(32,925)	$(46,984)	$(126,780)	$(53,964)

Basic and diluted loss per common share	$(0.68)	$(1.15)	$(2.64)	$(1.70)

Basic and diluted weighted average number of common shares outstanding	48,114,922	40,855,124	47,936,001	31,711,264

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